Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO

Phone: (914) 428-9098 Fax: (914) 428-4581

E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS RECORD SECOND QUARTER
Record Earnings and Sales, New Products Highlight Quarter

White Plains, New York – July 26, 2005 – Drew Industries Incorporated (NYSE: DW) continued its string of record quarters led by sales and earnings growth in both its recreational vehicle and manufactured housing segments. Drew reported a 15 percent increase in sales and record profits for the second quarter ended June 30, 2005.

Drew, a leading national supplier of recreational vehicle and manufactured housing components, reported record net earnings of $8.7 million, or $0.81 per diluted share, on record net sales of $163 million for the second quarter of 2005, compared with net earnings of $8.2 million, or $0.77 per diluted share, on net sales of $142 million for the same quarter of last year.

“We are pleased with our growth during the quarter, and with our preparation for future expansion through product development, market share growth and the addition of the Venture Welding acquisition,” said Leigh J. Abrams, Drew’s President and CEO. “During the quarter, we captured additional market share for our recently introduced slide-out mechanisms and leveling devices for motorhomes, as well as for RV axles, bath products, and steps.

“Our specialty trailer operation in Indiana, opened earlier this year, has continued to expand, and our new window factory in Arizona commenced operations only a few days ago. This is our first factory in the Arizona market. During the quarter, we incurred start-up costs of nearly $850,000 related to these new products and the new facility, and we are likely to incur additional start-up costs over the next few quarters. However, based on our track record of successful investments in facilities and product development, we believe these moves will result in substantial returns in the future.”

For the six months ended June 30, 2005, Drew reported net income of $14.5 million, or $1.35 per diluted share, compared to net income of $14.1 million, or $1.34 per diluted share, in the same period last year. Net revenue was $318 million for the first six months of 2005, compared to $250 million for the same period of 2004. Results for the first six months of 2005 include first quarter charges of $2.6 million relating to previously announced legal proceedings, which reduced net income by $0.12 per diluted share.

Recreational Vehicle Products Segment

Drew supplies windows, doors, chassis, slide-out mechanisms and power units, leveling devices, bath products, axles, steps and electric stabilizer jacks for the recreational vehicle (RV) market. Approximately 95 percent of Drew’s RV product sales are to the travel trailer and fifth wheel segment of the RV industry, but many of the Company’s recently introduced products are targeted for motorhomes. Drew’s RV segment also manufactures and markets specialty trailers for equipment hauling, boats, personal watercraft and snowmobiles.

Drew reported net sales of $111 million this quarter for its RV segment, an increase of 18 percent over the $94 million reported in the second quarter of last year. Organic growth, excluding the impact of acquisitions and sales price increases, was approximately nine percent.

The RV segment’s sales slowed in June and early July due to reduced production by RV manufacturers, primarily in response to dealers’ efforts to reduce inventories of 2005 models in advance of the introduction this summer of 2006 models. Some RV manufacturers also expanded their typical July 4th holiday shutdown from one week to two weeks, including the last week of June, causing RV segment sales to fall three to five percent short of the Drew’s initial expectations this quarter.

Operating margin for Drew’s RV products segment was 9.5 percent in the second quarter of 2005, an improvement from the first quarter margin, but below the 11.1 percent achieved in the second quarter last year. The operating margin declined from last year in part due to the more than $600,000 of start-up costs related to new RV product introductions, as well as an increase in the allowance for doubtful accounts of approximately $600,000 in this segment. Further, the substantial raw material cost increases incurred in 2004 were passed on to customers largely without margin, leaving net profits intact, but reducing Drew’s overall margin percentage.

“Production efficiencies improved throughout our RV operations, even with the time and expense related to new product introductions,” said Abrams. “Our operating management continues to do an outstanding job of controlling costs while simultaneously moving ahead with expansion programs which will enable us to continue to exceed industry growth.”

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing (MH) industry, as well as chassis and windows for modular homes and offices. Drew reported that new homes produced by the MH industry were flat in April and May 2005 after several consecutive monthly increases, although industry production is up about four percent year-to-date. This follows an almost six-year slump that saw industry production decline by 65 percent, according to the Manufactured Housing Institute.

“While the monthly production of the MH industry did not continue to increase this quarter as it has in prior months, it still appears that lower repossessions, reduced dealer inventories and improved financing practices are likely to have a positive impact on industry-wide production levels. While it’s too early to determine if a sustained trend is on the immediate horizon, we continue to expect modest growth for the MH industry in 2005,” said Abrams.

Drew’s MH segment sales increased nine percent to $52 million this quarter compared with $48 for last year’s quarter. Excluding the impact of price increases and acquisitions, sales were approximately the same as last year’s second quarter. The operating profit margin of the MH products segment increased to 12.7 percent this quarter, compared to 11.4 percent in the second quarter last year. The increase in margin resulted partly from improved production efficiencies, which offset the impact of $200,000 of start-up costs and $250,000 of additional bad-debt expense in this segment.

“The acquisition during the quarter of the assets and business of Venture Welding further enhances Drew’s position as the leading supplier of components to the MH industry,” said Abrams. “Also, the patented cold-camber technology acquired in this transaction will enable us to build superior chassis and continue to improve production efficiencies and fits with our emphasis on innovation and product development leadership.

“We were pleased with our record results in the quarter, and are optimistic the investments we’ve made – in the second quarter as well as in the past – will lead us into a successful second half of 2005.”

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its first quarter earnings conference call tomorrow, Wednesday, July 27, 2005, at 11:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 10232788. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, steps, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 50 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly steel, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices, the outcome of litigation and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

# # #

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

(In thousands, except per share amounts)	Six Months Ended June 30,		Quarter Ended June 30,		Last Twelve Months

	2005	2004	2005	2004

Net sales	$317,569	$249,710	$163,023	$141,687	$598,729
Cost of sales	246,750	192,271	125,222	109,127	468,970

Gross profit	70,819	57,439	37,801	32,560	129,759
Selling, general and administrative expenses	45,277	33,269	22,671	18,410	84,819
Other income	31	428	—	—	31

Operating profit	25,573	24,598	15,130	14,150	44,971
Interest expense, net	1,999	1,413	1,055	788	3,725

Income before income taxes	23,574	23,185	14,075	13,362	41,246
Provision for income taxes	9,097	9,042	5,414	5,211	15,804

Net income	$14,477	$14,143	$8,661	$8,151	$25,442

Net income per common share:
Net Income:
Basic	$1.39	$1.38	$.83	$.79	$2.46

Diluted	$1.35	$1.34	$.81	$.77	$2.39	(1)

Weighted average common shares outstanding:
Basic	10,403	10,258	10,443	10,271	10,354

Diluted	10,696	10,588	10,730	10,616	10,653

Depreciation and amortization	$5,451	$4,497	$2,877	$2,362	$10,254

Capital expenditures	$9,605	$10,322	$4,513	$7,220	$26,341

(1)

Includes after tax charges related to legal proceedings of $1.3 million in the first quarter of 2005 and $.9 million in the fourth quarter of 2004, net of the related reduction in incentive compensation. These charges reduced diluted net income per share by $.21.

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Six Months Ended June 30,			Three Months Ended June 30,

(In thousands)	2005		2004	2005	2004

Net sales
RV Segment	$216,257		$166,971	$110,999	$93,798
MH Segment	101,312		82,739	52,024	47,889

Total	$317,569		$249,710	$163,023	$141,687

Operating Profit
RV Segment	$18,906	(1)	$18,265	$10,512	$10,406
MH Segment	10,463	(2)	9,057	6,593	5,445

Total segments operating profit	29,369		27,322	17,105	15,851
Amortization of intangibles	(645)		(466)	(360)	(261)
Corporate and other	(3,182)		(2,686)	(1,615)	(1,440)
Other income	31		428	—	—

Operating profit	$25,573		$24,598	$15,130	$14,150

(1)	After a charge of $.5 million related to legal proceedings, less the related reduction in incentive compensation.

(2)	After a charge of $2.1 million related to legal proceedings, less the related reduction in incentive compensation.

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	June 30,		December 31,

(In thousands, except ratios)	2005	2004	2004

Current assets
Cash and cash equivalents	$7,019	$60	$2,424
Accounts receivable, trade, less allowance	46,563	37,903	26,099
Inventories	72,273	75,036	72,332
Prepaid expenses and other current assets	10,280	6,916	10,552

Total current assets	136,135	119,915	111,407
Fixed assets, net	106,675	90,055	99,781
Goodwill	23,439	16,926	16,755
Other intangible assets	10,134	6,933	6,070
Other assets	7,755	2,915	4,040

Total assets	$284,138	$236,744	$238,053

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$11,460	$12,183	$12,121
Accounts payable, accrued expenses and other current liabilities	59,895	55,200	42,082

Total current liabilities	71,355	67,383	54,203
Long-term indebtedness	69,170	57,496	59,303
Other long-term obligations	1,984	2,363	2,503

Total liabilities	142,509	127,242	116,009
Total stockholders’ equity	141,629	109,502	122,044

Total liabilities and stockholders’ equity	$284,138	$236,744	$238,053

Current ratio	1.9	1.8	2.1
Total indebtedness to stockholders’ equity	0.6	0.6	0.6

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)

	Six Months Ended June 30,

	2005	2004

Cash flows from operating activities:
Net income	$14,477	$14,143
Depreciation and amortization	5,451	4,497
Deferred taxes	(1,018)	—
Loss on disposal of fixed assets	104	119
Stock based compensation expense	628	537
Changes in assets and liabilities:
Accounts receivable, net	(20,464)	(18,043)
Inventories	987	(30,951)
Prepaid expenses and other assets	1,233	1,614
Accounts payable, accrued expenses and other liabilities	16,722	20,562

Net cash flows provided by operating activities	18,120	7,522

Cash flows from investing activities:
Capital expenditures	(9,605)	(10,322)
Acquisition of businesses	(17,793)	(21,588)
Proceeds from sales of fixed assets	643	148
Other investments	(51)	(289)

Net cash flows used for investing activities	(26,806)	(32,051)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	121,925	115,330
Repayments under line of credit and other borrowings	(112,719)	(85,647)
Exercise of stock options	4,399	1,169
Other	(324)	—

Net cash flows provided by financing activities	13,281	30,852

Net increase (decrease) in cash	4,595	(8,721)
Cash and cash equivalents at beginning of period	2,424	8,781

Cash and cash equivalents at end of period	$7,019	$60